UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)

                           Devon Energy Corporation
 ------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                    Common Stock, par value $.10 per share
 -----------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                   25179M103
 ------------------------------------------------------------------------------
                                (CUSIP NUMBER)

                               December 31, 2002
 -----------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /  Rule 13d-1(b)
/X/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25179M103                   13G                    Page  2 of  9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Kerr-McGee Corporation
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           9,954,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         9,954,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,954,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.4% (Based on 156,666,000 shares outstanding as set forth in the Issuer's 10-Q for the quarterly period dated September 30, 2002)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25179M103                  13G                    Page  3 of  9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Kerr-McGee Worldwide Corporation
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           9,954,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         9,954,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,954,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.4% (Based on 156,666,000 shares outstanding as set forth in the Issuer's 10-Q for the quarterly period dated September 30, 2002)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25179M103                   13G                    Page  4 of  9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     KM Investment Corporation
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Nevada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           9,954,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         9,954,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,954,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.4% (Based on 156,666,000 shares outstanding as set forth in the Issuer's 10-Q for the quarterly period dated September 30, 2002)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________

Note: Kerr-McGee Corporation and the other reporting persons hereby amend and restate their initial statement on Schedule 13G dated January 3, 2003 (the "Initial Filing"). This Amendment No. 1 is being filed for the sole purpose of correcting an error on page 4 of the Initial Filing and in Items 2, 5 and 7 thereof regarding the identity of one of the beneficial owners. All references to "Kerr-McGee Oil & Gas Corporation" throughout the Initial Filing should instead be references to "KM Investment Corporation" and this Amendment No. 1 is being filed for the sole purpose of amending page 4 and Items 2, 5 and 7 of the Initial Filing to make this correction.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25179M103                   13G                    Page  5 of  9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Kerr-McGee Chemical Worldwide LLC (as successor to Kerr-McGee Operating Corporation)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

     (a)  NAME OF ISSUER
          Devon Energy Corporation (formerly known as Devon Delaware
          Corporation)

     (b)  Address of Issuer's Principal Executive Offices
          20 N. Broadway, Suite 1500
          Oklahoma City, Oklahoma 73102

ITEM 2.

     (a)  NAME OF PERSON FILING
          Kerr-McGee Corporation, Kerr-McGee Worldwide Corporation, KM Investment Corporation and Kerr-McGee Chemical Worldwide LLC (as successor to Kerr-McGee Operating Corporation)

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          123 Robert S. Kerr Avenue
          Oklahoma City, Oklahoma 73102

     (c)  CITIZENSHIP

          Kerr-McGee Corporation, Kerr-McGee Worldwide Corporation and Kerr-McGee Chemical Worldwide LLC were organized or formed and exist under the laws of the State of Delaware. KM Investment Corporation was organized and exists under the laws of the State of Nevada.

     (d)  TITLE OF CLASS OF SECURITIES
          Common Stock, par value $.10 per share

     (e)  CUSIP NUMBER
          25179M103

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13-2(b) or (c), check whether the person filing is a:

     (a)  / / Broker or dealer registered under Section 15 of the Act.

     (b)  / / Bank as defined in section 3(a)(6) of the Act.

     (c)  / / Insurance company as defined in Section 3(a)(19) of the Act.

     (d) / / Investment company registered under Section 8 of the Investment Company Act.

     (e)  / / An investment adviser in accordance with Rule 13d-1 (b) (1) (ii)
              (E).

     (f) / / An employee benefit plan or endowment fund in accordance with 13d-1 (b) (1) (ii) (F).

     (g) / / A parent holding company or control person in accordance with 13d-1 (b)

                              Page 6 of 9 Pages

              (1) (ii) (G).

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  / / Group, in accordance with 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (In each case, other than with respect to Kerr-McGee Chemical Worldwide
     LLC.)

     (a)  Amount beneficially owned: 9,954,000

     (b)  Percent of class: 6.4%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 9,954,000

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of:
                9,954,000

          (iv)  Shared power to dispose or to direct the disposition of: 0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

The former Kerr-McGee Operating Corporation ("KMOC"), a wholly owned subsidiary of Kerr-McGee Corporation, owned 9,954,000 shares of the common stock of the Issuer (the "Shares"). On December 31, 2002, KMOC distributed the Shares to its direct and wholly-owned subsidiary, KM Investment Corporation ("KMI"). On the same date KMOC contributed all of the stock of KMI to KMOC's new direct parent, Kerr-McGee Worldwide Corporation, and accordingly no longer beneficially owned any of the Shares. Subsequently, KMOC merged with and was succeeded by Kerr-McGee Chemical Worldwide LLC.

                              Page 7 of 9 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

KM Investment Corporation (a direct, wholly-owned subsidiary of Kerr-McGee Worldwide Corporation and an indirect, wholly-owned subsidiary of Kerr-McGee Corporation)

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 8 of 9 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 9, 2003

                                       KERR-MCGEE CORPORATION


                                       By:     /s/ John F. Reichenberger
                                               --------------------------------
                                       Name:   John F. Reichenberger
                                       Title:  Vice President, Assistant
                                               Secretary and Deputy General
                                               Counsel

                                       KERR-MCGEE WORLDWIDE CORPORATION


                                       By:     /s/ John F. Reichenberger
                                               --------------------------------
                                       Name:   John F. Reichenberger
                                       Title:  Vice President and Assistant
                                               Secretary

                                       KM INVESTMENT CORPORATION


                                       By:     /s/ David A. Hager
                                               --------------------------------
                                       Name:   David A. Hager
                                       Title:  President

                                       KERR-MCGEE CHEMICAL WORLDWIDE LLC


                                       By:     /s/ John F. Reichenberger
                                               --------------------------------
                                       Name:   John F. Reichenberger
                                       Title:  Vice President and Assistant
                                               Secretary


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13(d)-7(b) for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                              Page 9 of 9 Pages